CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES B PREFERRED STOCK, $0.001 PAR VALUE PER SHARE

Brooklyn Cheesecake & Desserts Company, Inc., a corporation organized and existing under the laws of the State of New York (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board") on October [•], 2014, in accordance with the provisions of its Certificate of Incorporation (as amended, the "Certificate of Incorporation") and bylaws. The authorized series of the Corporation's previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation and bylaws of the Corporation, the Board hereby authorizes a series of the Corporation's previously authorized preferred stock (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. NAME OF THE CORPORATION

Brooklyn Cheesecake & Desserts Company, Inc.

II. DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series B Preferred Stock, $0.001 par value per share (the "Series B Preferred Stock").

B. Number of Shares. The number of shares of Series B Preferred Stock authorized shall be seventy one thousand two hundred ten (71,210) shares. Each share of Series B Preferred Stock shall have a stated value equal to $[•] (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series B Stated Value").

C. Dividends. The holders of record of shares of Series B Preferred Stock shall be entitled to receive when, as, and if declared by the Board of Directors cumulative dividends at the rate of twelve percent (12%) of the Original Issue Price (as defined in section III.A) per share per annum, out of any funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock of the Corporation) on the common stock of the Corporation. The dividends shall accrue from the Original Issuance Date (as defined in section IV.A) and be payable, in arrears, yearly on the 15th day of January, of each year. Each declared dividend shall be payable to the holders of record as they appear on the stock books of the Corporation at the close of business on such record dates, not more than sixty (60) calendar days preceding the payment dates therefor, as are determined by the Board of Directors of the Corporation or a duly authorized committee thereof. Notwithstanding the foregoing, in lieu of a cash dividend payment, the Corporation may elect to distribute shares of common stock as

payment of any dividend then due and payable. If the Corporation elects to pay dividends in common stock in lieu of cash, the Corporation shall issue to such holder such number of fully paid and non-assessable shares of common stock as shall have an aggregate conversion price value (determined as of the date such dividend is payable) equal in amount to the cash dividend payable.

III. LIQUIDATION AND REDEMPTION RIGHTS

A. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of record of shares of Series B Preferred Stock shall be entitled to receive, immediately prior and in preference to any distribution to the holders of the Corporation's common equity securities, an amount per share equal to the sum of (i) One Hundred and 00/100 Dollars ($100.00) (the "Original Issue Price") and (ii) any accrued and unpaid dividends on the Series B Preferred Stock. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series B Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series B Preferred Stock, pro rata, based on the liquidation amounts to which such holders are entitled.

Upon the completion of the distribution required by this section, if assets remain in this Corporation, they shall be distributed to holders of parity securities (unless holders of parity securities have received distributions pursuant to this section) and junior securities in accordance with the Corporation's Articles of Incorporation, as amended.

A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or distribution of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this section, but shall instead be treated in accordance with section [•] hereof.

B. Redemption Rights. The Series B Preferred Stock may be redeemed at the Corporation's option, in whole or in part, at any time and from time to time one hundred eighty (180) days after the Original Issuance Date, at a redemption price per share equal to the Original Issue Price of such share, plus any accrued and unpaid dividends on the shares to be redeemed (such sum is hereinafter referred to as the "Redemption Price"): provided, however, that if there are any accrued yearly dividends on the Series B Preferred Stock which have not been paid or declared and a sum sufficient for the payment thereof set apart, the Corporation may not redeem any shares of Series B Preferred Stock unless all then outstanding shares of such stock are so redeemed.

At least thirty (30) days but not more than sixty (60) days prior to the date on which the Corporation wishes to effect a redemption pursuant to this section (the "Redemption Date"), written notice shall be sent via telecopy (with a copy to be mailed, first class postage prepaid), to each holder of record (at the close of business on the business day next

preceding the day on which notice is given) of the Series B Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained, and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Each holder of Series B Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable by wire transfer of immediately available funds to an account designated in writing by such holder and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holder of shares of Series B Preferred Stock designated for redemption in the Redemption Notice as holders of Series B Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series B Preferred Stock. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

On or prior to each Redemption Date and after giving the Redemption Notice, the Corporation may deposit the Redemption Price of all shares of Series B Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation organized under the laws of the United States of America having aggregate capital and surplus of at least $5,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered its share certificate to the Corporation pursuant to this section. As of the date of deposit of the Redemption Price as aforesaid (the "Deposit Date"), the deposit shall constitute full payment of the shares to their holders, and from and after the Deposit Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. The balance of any moneys deposited by the Corporation pursuant

to this Section 8(d) remaining unclaimed at the expiration of six (6) months following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

IV. CONVERSION

A. Each holder of shares of Series B Preferred Stock shall have the option to convert any or all of the shares issued to such holder at any time after the earlier of (i) the one hundred eightieth (180th) day following the date on which such shares of Series B Preferred Stock were first issued (the "Original Issuance Date"), or (ii) the date after the Original Issuance Date on which a registration to be filed by the Corporation with the United States Securities and Exchange Commission with respect to shares of its common stock becomes effective.

B. Each share of Series B Preferred Stock may be converted at the option of the holder thereof at the times set forth herein, and without payment of any additional consideration, into the number of fully paid, nonassessable shares of common stock, par value $0.0001 per share, of the Corporation (the "Common Stock"), as is determined by applying the following formula (the "Conversion Formula"): divide the Original Issue Price by 75% of the average closing bid price (as reported by the OTC Market Place or OTCBB) of the Common Stock for the five (5) consecutive trading days ending on the trading day of the receipt by the Corporation of the notice of conversion (the date upon which notice of conversion is received by the Coropration is hereinafter defined as the "Date of Conversion", and the foregoing formula price as hereinafter referred to as the "Conversion Price").

C. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. In order to convert Series B Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, to the office of the Corporation, and shall give written notice to the Corporation at such office that the holder elects to convert the same, the number of shares of Series B Preferred Stock so converted and a calculation of the Conversion Price (with an advance copy of the certificate(s) and the notice by facsimile); provided, however, that the Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless such shares of Series B Preferred Stock are delivered to the Corporation as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation and its transfer agent to indemnify the Corporation from any loss incurred by it in connection with such certificates.

D. Within two (2) business days after the notice of conversion is delivered in accordance with the procedures set forth above, the Company shall instruct the transfer agent to issue shares of its Common Stock and to forward the same to the holder, together with the certificate or certificates for the Preferred Stock to be converted as described above.

E. In no event shall the Holder, or any future holder, be entitled to convert any portion of this Preferred in excess of that portion of this Preferred upon conversion of which

the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Preferred or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion of exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Preferred with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than Nine Point Nine Nine Percent (9.99%) of the outstanding shares of Common Stock of the Company. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended and Regulations 13D-G thereunder.

V. RANK

All shares of the Series B Preferred Stock shall rank (i) senior to the Corporation's Common Stock and any other class or series of capital stock of the Corporation hereafter created, (ii) *pari passu* with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series B Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series B Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VI. VOTING RIGHTS

The holders of Series B Preferred Stock will have voting rights as set forth below or as otherwise from time to time required by law. To the extent that under New York law the vote of the holders of the Series B Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock shall constitute the approval of such action by the class. On all other matters, the holders of Series B Preferred Stock shall be entitled to vote with the holders of Common Stock, voting together as one class, and each share of Series B Preferred Stock shall be entitled to one (1) vote. Holders of the Series B Preferred Stock shall be entitled to notice of all shareholders meetings.

VII. PROTECTION PROVISIONS

So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not take any action that would impair the rights of the holders of the Series B Preferred Stock set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock: (i) alter or change the rights, preferences or privileges of the shares of the Series B Preferred Stock or any other securities as to affect adversely the Series B Preferred stock, or (ii) do any act or thing which would result in taxation of the holders of shares of the series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended

(or any comparable provision of the Internal Revenue Code as hereinafter from time to time amended.

XIII. MISCELLANEOUS

A. Status of Redeemed Stock. In case any shares of Series B Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series B Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

C. Registration Rights. The holders of Series B Preferred Stock shall be granted "piggy-back" registration rights on any registration statement filed for the contemplation of an offering of securities of more than Three Million Dollars ($3,000,000).

D. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series B Preferred Stock.

E. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

Brooklyn Cheesecake & Desserts Company, Inc.
[•]
Attention: [•]
Telephone: [•]

If to the holders of Series B Preferred, to the address listed in the Corporation's books and records.

[- signature page follows -]

IN WITNESS WHEREOF, the undersigned has signed this certificate as of the [•] day of October, 2014.

BROOKLYN CHEESECAKE & DESSERTS COMPANY, INC.

By: ______________________________